UMB Financial Corporation P.O. Box 419226

Kansas City, MO 64141-6226

816/860-7000

umb.com

July 17, 2003For
Immediate Release

Corporate Communication Contact: Bridget Hess, 816-860-5644Investor
Relations Contact: Patrick Derpinghaus, 816-860-7076

      UMB Financial Corporation Announces Second Quarter 2003 Earnings

Kansas City, Mo. UMB Financial Corporation (NASDAQ: UMBF), a Kansas City-based multi-bank holding company, announced earnings of $13.5 million or $0.62 per share for the second quarter ended June 30, 2003. This compares to earnings of $14.0 million or $0.63 per share for the quarter ended June 30, 2002. The difference in earnings compared to the second quarter of 2002 was a result of lower average yields in loan and securities portfolios and a reduction in outstanding loan and securities balances. Lower loan balances were due to the soft economy, and reduced deposits led to the lower securities balances. Net interest margin was 3.38 percent for the second quarter ended June 30, 2003 compared to 3.49 percent for the same period in 2002. Noninterest income increased for the quarter ended June 30, 2003 compared to the second quarter of 2002 due to higher service charge income and bankcard fees. Also, noninterest expenses were lower in the second quarter ended June 30, 2003 compared to the second quarter of 2002 due to lower salaries and benefit costs. For the first six months of 2003, the company reported net income of $28.0 million or $1.28 per share compared to $33.5 million or $1.52 per share in the first six months of 2002.

“From a high of nearly $92 million during the third quarter of 2002, our expense control efforts have paid dividends as our noninterest expense for this quarter is $88 million, a drop of nearly 5 percent, ” said R. Crosby Kemper III, chairman and CEO of UMB Financial Corporation. “We must continue to focus our efforts on strategically bolstering our core product offerings as we’ve done with the new UMB mortgage program, which has had a tremendously strong launch. We are also seeing signs of an economic recovery in our marketplace as our loan pipeline is beginning to show increased volumes and the rebound in the stock market is benefiting our asset management and mutual fund business.” For the second quarter ended June 30, 2003, net interest income declined 11.6 percent to $49.4 million compared to $55.9 million for the second quarter ended June 30, 2002. Noninterest income for the second quarter ended June 30, 2003 totaled $59.4 million compared to $56.2 million for the same period in 2002. Noninterest expense for the second quarter ended June 30, 2003 was $88.0 million compared to $90.3 million for the second quarter ended June 30, 2002.

For the six months ended June 30, 2003, net interest income declined 11.8 percent to $100.1 million compared to $113.5 million for the six months ended June 30, 2002. Noninterest income remained unchanged for the six months ended June 30, 2003 compared to the same period in 2002. Noninterest expense for the six months ended June 30, 2003 was $174.3 million compared to $180.0 million for the same period in 2002.

UMB recorded a provision for loan losses of $3.0 million in the second quarter ended June 30, 2003 and $7.0 million for the six months ended June 30, 2003 compared to a provision of $3.4 million for the second quarter ended June 30, 2002 and $6.5 million for the six months ended June 30, 2002. Also, the company’s net loan charge-offs were $2.34 million for the second quarter ended June 30, 2003 and $4.09 million for the six months ended June 30, 2003 compared to $1.69 million for the second quarter ended June 30, 2002 and $3.58 million for the six months ended June 30, 2002.

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For the six months ended June 30, 2003, average loans were $2.6 billion compared to $2.7 billion for the same period in 2002. Average deposit totals decreased to $5.40 billion for the six months ended June 30, 2003 compared to $5.87 billion for the same period in 2002. As of June 30, 2003, UMB had total shareholders’ equity of $806 million — a 2.0 percent increase from the prior year. The company’s equity to assets at June 30, 2003 was 11.28 percent.

The quality of the company’s loan portfolio remains high as nonperforming loans at June 30, 2003 totaled $19.0 million compared to $27.9 million a year earlier Nonperforming loans are defined as nonaccrual loans and loans more than 90 days past due. The company’s allowance for loan losses totaled $40.2 million, or 1.53 percent of total loans at June 30, 2003. As of June 30, 2003, the allowance for loan losses was 212 percent of nonperforming loans compared to 139 percent one year earlier.

About UMB

UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Missouri, offering complete banking and related financial services to both individual and business customers. Its banking subsidiaries own and operate 156 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisconsin; a trust management company in South Dakota; and single-purpose companies that deal with brokerage services, consulting services, leasing, venture capital and insurance.

Forward-Looking Statements

This release contains forward-looking statements of expected future developments . We wish to ensure such statements are accompanied by meaningful cautionary statements pursuant to safe harbor established by the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the release refer to the expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future events and uncertainties, which could materially affect actual performance. Our future performance involves a number of risks and uncertainties. Risks and uncertainties that could affect such performance include, but are not limited to: changing loan demand, the ability of customers to repay loans, changes in consumer saving habits, increases in employee costs, changes in interest rates, competition, and changes in economic conditions or regulatory requirements. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in the company’s Securities and Exchange Commission reports, including its annual report and Form 10-K for the year ended December 31, 2002.

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